Exhibit 99.2
ABCD — Cambium Learning Group, Inc.
Q2 2011 Earnings Conference Call
Tuesday, August 9, 2011 5:00 p.m. ET
Officers
Shannan Overbeck; Cambium Learning Group, Inc.; IR
Ron Klausner; Cambium Learning Group, Inc.; CEO
David Cappellucci; Cambium Learning Group, Inc.; President
Brad Almond; Cambium Learning Group, Inc.; CFO
Analysts
Andrew Finkelstein; Barclays Capital; Analyst
Randy Baron; SM Investors; Analyst
Eli Lapp; Tricadia; Analyst
Presentation
Operator: Good day, and welcome to the Cambium Learning Group 2011 second-quarter earnings conference call. All participants will be in a listen-only mode. (Operator Instructions.) After today’s presentation, there will be an opportunity to ask questions. Further instructions will be given at that time. Please note, this event is being recorded.
I would now like to turn the conference over to Shannan Overbeck. Ms. Overbeck, the floor is yours, ma’am.
Shannan Overbeck: Thank you, Operator. My name is Shannan Overbeck, and I’m Cambium Learning Group’s head of Investor Relations.
On the call today is Ron Klausner, our Chief Executive Officer, David Cappellucci, the Group’s President, and Brad Almond, Chief Financial Officer.
Before we begin, I have a few comments regarding the information we are providing today. Please note that some statements made on today’s call are forward-looking in nature and are based upon assumptions and subject to risks and uncertainties. The risks and uncertainties associated with these statements could cause Cambium Learning Group’s actual performance to differ materially from those reflected in statements made today. Examples of these assumptions and risks are described in our previous filings with the SEC and our Form 10-Q to be filed in the coming weeks. Cambium Learning Group does not undertake any duty to update these statements whether as a result of new information, future events, or otherwise.
On today’s call EBITDA, adjusted EBITDA, and adjusted net revenues will be presented, and it should be noted that these measures will differ from those offered on the GAAP financial statements provided in our Form 10-Q. These are non-GAAP financial measures that the Company believes will provide useful information to investors because they reflect underlying performance of the Company, and provide investors with a view of the combined company’s operations from management’s perspective. These measures are used frequently by management in the operation of the business. Reconciliations of these figures to GAAP are included in our press release schedules which can be found on our corporate website, cambiumlearning.com and our Form 10-Q to be filed with the SEC.

Following today’s prepared statements, we will take questions. A transcript and webcast of today’s call will also be available on the Company’s corporate website.
Let me now turn the call over to Ron.
Ron Klausner: Thank you, Shannan. Thanks for joining us today.
On today’s call I will provide details on the Company’s performance in the second quarter. I’ll then turn the call over to Dave, who will discuss the Voyager segment. And then Brad will share information on our 2011 second-quarter financial results.
Company Performance
We are a company that now has a year and a half under its belt as a combined company, and in that time placed a number of bets to transform ourselves without crashing earnings. We continue to advance our mission to enable educators to unlock every child’s potential for learning, no matter where their journey begins. We do this by developing and enhancing products and services that eliminate, or at the very least mitigate, specific learning issues for primarily at-risk students.
In the second quarter of 2011 overall order volume for Cambium Learning Group was up 15% compared to Q2 2010 and is now favorable for the first six months by 8% compared to 2010. By business unit for the six months, Sopris was up 23%, Cambium Learning Technologies order volume was up 11%, and Voyager was up 3%.
While I’m very pleased with the quarter, I caution on placing too much emphasis on any three-month period. In my judgment, a more accurate perspective is analyzing trends. In 2008 and 2009, prior to the merger, the Company’s combined adjusted EBITDA was $34.7 million and $50.8 million, respectively. In 2010 adjusted EBITDA was $55 million. And for the trailing 12 months, adjusted EBITDA was $55.2 million. And as Brad will explain, some of the favorable order volume growth will be recognized into revenue and improve EBITDA in the second half of the year.
The annual cash conversion rate historically has been between 75% to 90%, including $43 million in 2010 (excludes temporary swings in working capital, one-time items, and debt service). We realized this growth while making significant investments in sales, marketing, and R&D. In 2010 and again in ‘11, we will invest approximately $20 million in R&D, primarily in technology.
Our strategy to diversify towards more technology-based solutions continues to gain momentum. Over a third of our adjusted net revenues are from our online and tech-enabled product offerings, as order volumes for tech-based products continue to outpace orders for non-tech-enabled products. And as we include technology elements into our blended model we expect this percentage to continue to rise.
Let me provide some brief comments on the state of each of the units. In the first six months of the year, Sopris order volume was favorable by 23% versus the same six-month period in the prior year. Since the merger we’ve made several investments in the Sopris business unit that are now yielding success, including development of new solution-based products such as RAVE-O, designed by renowned neuroscientist, Dr. Maryanne Wolf; the enhancement of DIBELS, our early literacy data assessment tool; a newly formed sales force; investments in marketing, including e-commerce and e-marketing; and the use of our authors in the selling and service process, whose avocation and vocation is often reflected in the products we design based on their research.

Our current focus is to digitize some of our vast content. For example, we recently introduced a new online degree with the American College of education for our professional development product, LETRS, called the Louisa Moats Literacy Academy. In this solution we are providing teachers with greater access to an advanced degree at a lower price point, while arguably learning literacy from the preeminent literacy expert. The research is clear that teachers have the greatest effect on student outcomes for at-risk populations.
Cambium Learning Technologies is comprised of Learning A-Z, ExploreLearning, and Kurzweil/ IntelliTools and the unit has been a growth area for the Company. As mentioned, overall order volume growth for the six months is up 11% compared to the same period last year.
ExploreLearning made our first entrance into mastery-based adaptive instruction with our new online math program, Reflex, released in April, to enable children to have instant recall of the four mathematical operations.
Learning A-Z continues to enhance our student-centric capabilities with Raz-Kids, as orders for the first six months of 2011 are now more than three times what we realized two years ago during the same period in 2009.
Kurzweil/IntelliTools also experienced a strong Q2, in part due to ongoing investments we continue to make in product, sales, and marketing.
We made a number of improvements in our technology solutions where we focused our efforts to improve ease of use. We expanded our direct sales force and in marketing we increased our e-marketing and community building efforts, creating greater awareness about our products, driving trials, and increasing leads that should result in serving more students.
In the Voyager unit, order volume increased by 3% in the first six months compared to the same period last year, while we made significant investments in technology-enabled solutions, sales, and marketing.
While fiscal austerity is likely to be the new norm over the next few years, our value proposition on student outcomes and solutions to address difficult learning issues has helped mitigate this funding environment. Clearly, less funding is not beneficial to us, but we are committed to continue to provide value, such as our newly relaunched interactive adaptive student-centric application for adolescents to increase vocabulary acquisition, as well as an online adolescent literacy capability with the use of adaptive mastery-based and peer-to-peer learning. The latter solution will be in beta, released in early 2012 and is authored by Dr. Louisa Moats.
Success Story/Industry Recognition.
Dr. Ann Getty, literacy and language facilitator at the West Virginia School for the Deaf and Blind, began implementing Language in August 2010. Dr. Getty states, and I quote — they’re reading about topics they can relate to, especially the high school students — end of quote. Since implementing Language!, Dr. Getty says she has seen a renewed confidence in the students. And I quote — nothing can make a student feel good about themselves but success. It’s amazing to see how the students feel. This program breeds self confidence — end of quote.

In addition to student results, our products continue to be recognized by industry peer groups. Kurzweil won a Stevie award in the category of New Product of the Year, Computer Software. Learning A-Z won a 2011 CODiE award from the Software and Information Industry Association for Best Reading English Instructional Solution. And ExploreLearning and Learning A-Z both won awards from the Association of Education Publishers. ExploreLearning was recognized with the Distinguished Achievement Award in the science category.
Now, Dave.
Dave Cappellucci: Thank you, Ron. Good afternoon, everyone. Thank you for joining us on this call.
Voyager’s order volume for the second quarter of 2011 increased by 7% from the same period last year and year-to-date is now favorable by 3%. This growth was primarily driven by higher services sales, which doubled compared to the second quarter of 2010 offsetting a modest decline in product sales.
During our first-quarter earnings call we mentioned a number of significant potential sales of our K-2 reading program, Read Well. We enjoyed success in closing three opportunities, which resulted in sales in excess of $1 million each in Wichita, Clover Park, Washington, and Fairfax County, Virginia. Read Well is a highly effective, core reading program targeted at specific needs of at-risk students and competes with more traditional reading programs in the largest and most important segment of the market, elementary reading. Historically we have enjoyed one sale in excess of $1 million in any one year, so we are quite pleased this year to have secured three geographically disbursed Read Well installations.
Early Literacy sales for the quarter were up 4%, with lower sales of Passport and Universal Literacy offset by the Read Well gains and higher sales of our Ticket to Read technology offering. Year-to-date sales of Early Literacy are down approximately 3% from prior year, again, mainly due to lower sales of Passport.
Both the quarter- and year-to-date decreases were impacted by lower Passport sales from Florida, some of which is timing and expected to reverse in the third quarter. Our adolescent literacy order volume was down 3% in the second quarter of 2011 and 2% in the first half of 2011 compared to the same periods in 2010, with higher sales of our intensive intervention, Language!, helping offset lower sales of Passport Reading Journeys.
Voyager’s math order volume for the second quarter was up approximately 5% from the prior year, primarily due to the timing of orders for one large account which was received in the first quarter in 2010, but in the second quarter in 2011. Year-to-date through June, Math sales were down 11%.
Sales of summer school and extended day learning materials were down 8% for the quarter and approximately 7% for the six months, owing principally to lower sales in Philadelphia which, like many districts, continues to work through considerable funding reductions.
Sales of our technology offerings, Ticket to Read and VmathLive, while small by comparison, were up versus prior year by 88% and 48%, respectively, for the quarter and six months. While a majority of these sales remained tied to sales of the accompanying intervention program, we have recently enabled more stand-alone sales of these offerings, independent of their related program’s use.

Order volume of Voyager Services, including product-related training and support, as well as services delivered independent from sales of our programs, were a little more than double in the second quarter versus prior year. During the quarter, but not reflected in these numbers, we secured an additional four schools in our School Turnaround services business, bringing annual revenues in this area to over $3 million versus $0 a year ago.
The second-quarter performance continues to reflect a challenging funding environment. One recent study by the Center for Education Policy estimated that 70% of the nation’s school districts experienced funding cuts in the 2010-2011 school year just ended. That same study estimates that figure to increase to 84% of all districts in the 2011-2012 school year just beginning. So we remain guarded when it comes to forecasting larger purchases which more adversely affect our Voyager unit.
I’d now like to turn the call over to Brad.
Brad Almond: Thanks, Dave.
As Shannan mentioned, I will primarily present results on an adjusted basis for net revenues and EBITDA. The adjustments are made primarily to remove the impact of the December 8, 2009 merger, including items such as the costs of the transaction, integration costs, and adjustments to revenue made for purchase accounting. Adjusted items mainly impact 2010 results and our GAAP results for 2011 and onwards will have less of these adjustments. We will continue to present this adjusted treatment during 2011 for better comparison with 2010 and to remove other noncash and nonoperational items typical in EBITDA presentation.
For the three months ended June 30, 2011 we had an order volume increase of 15%. Adjusted revenues were up 10%. And adjusted EBITDA was up 8%. The improvement in the second quarter allowed us to make up the declines we had experienced versus the prior year in the first quarter. Recognizing this dynamic between the first and second quarter, most of my remarks will be for the six months ended June 30, 2011 unless otherwise noted.
I will focus on my comments on four areas that will better assist you in understanding our results. Those are one, order volume and the relationship with revenue recognized; two, an examination of the year-to-date cost of goods sold; three, spending below the gross margin; and, four, highlighted cash flow items.
Regarding order volume and adjusted revenue — on our first-quarter conference call we indicated that the start of the second quarter was encouraging and that the pipeline was improving. We are pleased to announce that the second quarter continued on that trajectory and finished strong. While order volume increased by 8% for the first six months of 2011 versus the first six months of 2010, the adjusted revenues increased a more modest 3%, or $2.7 million.
Why the difference? Three reasons — first, there was an increase in the amount of orders for services whose revenue is delayed until the services have been provided. Secondly, over 40% of the volume increase came from sales of online subscriptions which will be recognized ratably over the service period. And third, in 2010, we recognized close to $3 million more in revenues that were attributed to the prior year sales. Going forward we would expect revenue changes to be more in line with changes in order volumes, absent any new items that delay revenue recognition.

GAAP, or unadjusted, revenues were up $12 million, or 15% versus the first six months of 2010. $2.7 million of that increase is the result of the order volume increase I just discussed. The remainder is the effect of 2011 having less impact from purchase accounting reductions on revenue when compared with 2010.
Regarding the cost of goods sold and gross margin trend — We expect gradual improvement to gross margins over time, due to increased technology-based offerings and from a focus on operating and procurement efficiencies in this second year post-merger. In the first six months we saw the GAAP cost of goods sold as a percentage of revenue improve from 53% in 2010 to 48% in 2011. This improved cost percentage was due to a depressed margin in 2010 as a result of lower revenue recognized after purchase accounting adjustments, as well as some one-time costs in 2010 from the integration.
On an adjusted basis we saw an increase in the cost of goods sold as a percentage of revenue from 31% in 2010 to 33% in 2011. This provided adjusted gross margin of 67% in 2011 versus 69% in 2010. This 2 percentage point decline in gross margin is an improvement over the 5 percentage point decline we had experienced in Q1. We continue to believe this remaining 2 percentage point margin decline is a timing issue.
Year-to-date we have experienced an increase in the mix of business for our services and we saw a corresponding increase in implementation costs which put some upward pressure on costs in the first half. As the mix changes more towards product sales and technology, we should see the margins improve in the second half of 2011. Additionally, 2011 procurement metrics are pointing towards purchasing inventory at meaningfully lower costs. If this procurement trend continues in this manner, we should see the savings work through cost of goods sold as the inventory levels are consumed.
Regarding spending below the gross margin — on a year-to-date adjusted basis, we spent $5 million on R&D, $24 million on sales and marketing, and $10 million on G&A. In total this represents an increase of about $0.5 million versus the prior year. R&D and G&A combined for $0.5 million decline versus prior year, while sales and marketing increased by about $1 million.
By business unit, spending was increased in our faster growing units of Sopris and CLT by approximately $2.5 million year-to-date and we reduced spending in shared services and the Voyager unit by approximately $2 million to offset most of the increase in Sopris and CLT.
Excluded from these spending amounts are capitalized costs. We used cash of $6.7 million in the first half of 2011 related to capitalized expenditures, which are primarily for development of online capabilities and curriculum materials. For the same period in 2010 we spent approximately $5.4 million.
Overall the Company had GAAP net income for the second quarter of $4 million, bringing the full-year net loss to $6 million. On an adjusted EBITDA basis the Company had EBITDA of $20 million over the first six months of 2011, which was relatively flat compared with the same period in 2010.
Lastly, regarding cash flow — Due to the lower one-time spending in 2011 as a result of the completion of the merger integration and the collection of our high end-of-year accounts receivable and our improved order volumes in the beginning of this year, the Company has ended the first six months with roughly the same cash balance as the beginning of the year at approximately $13 million. The collection of stronger Q2 sales volume post June 30 has increased the cash balance further to roughly $26 million as of today.

Typically we operate in a negative cash flow in the first half of our fiscal year and positive cash flow in the second half, whereby we use our revolving line of credit to bridge the two periods. I’m pleased to announce that the positive cash flow developments have allowed us to bridge this seasonality without having to draw on our revolver.
Additionally, during the quarter we elected to buy back 1.6 million shares of our common stock for a total outlay of about $5 million.
Lastly, we were pleased to learn on June 25th that Ron was honored by Ernst & Young as Entrepreneur of the Year in the Social category for the Southwest. Ernst & Young recognizes entrepreneurs and current leaders around the globe for transforming businesses, economies and communities. We are particularly honored that this award was made in the Social category, given the intrinsic link between our financial growth and our ability to improve society through improved student outcomes.
With that, I’d like to turn the call over to the Operator for Q&A.
+++q-and-a
Operator: Thank you, sir. We will now begin the question-and-answer session. (Operator Instructions.) Andrew Finklestein; Barclays Capital.
Andrew Finklestein: A couple questions. First, I just want to make sure I got the numbers right for this quarter. It’s a 15% — because you were giving some three-month and some six-months — it’s a 15% increase in order volume for the second quarter overall for the Company. And then you gave the three divisions, the 23%, 11%, and the 3%, but that was six month. Is there a three-month order number growth for Sopris, CLT, and Voyager?
Brad Almond: Sure. So first, Andrew, your question — the 15% is correct. That is the three months ended for the total Company. And for the second quarter Voyager was up by 8%, Cambium Learning Technologies was up by 31%, Sopris was up by 25%. So again, the total CLG was 15%.
Andrew Finklestein: Okay. All right. And certainly impressive numbers and I know you said not to extrapolate any one quarter, either good or bad. But I guess — or maybe you could tell us how things are going as we do go into the back half of the year. It seems like it’s still a difficult funding environment out there, and just curious as to what you guys are seeing. And is the six month sort of maybe order level, is that the right way to think about the business going forward? Or any color you could give us would be great.
Ron Klausner: Well, I’ll start. Clearly, as I said, fiscal austerity, we see it among our customers. We are articulating value. We have a very loyal customer base that sees that we have made a difference for their students. And so those discussions revolve around funding sources that they have. But there’s a lot of stress and pressure and very, very difficult for us to have visibility looking forward.

I was exceedingly pleased in Q2. It’s not as if we had pulled forward in Q2, so the first six months of the year the value proposition and the message we were able to articulate resonated with our customers. And then, some of the investments we made, while off of much smaller bases, we’ve seen very significant growth. If it’s our e-commerce sales — Dave talked about some of the web-enabled sales. All of that in sum start to add up to real money. Brad, Dave, anything you want to add?
Dave Cappellucci: No. I think — and certainly not saying that these percentages will hold this year. But I think as sort of a general rule, you look back a few years in sort of the industry, the first six, so the larger, so the Voyager unit, revenue was only about 40% of the full year, so clearly the last six is most of the race. And I think what you see in the numbers — we talked about this a little bit on the first-quarter call — the funding constraints are actually fueling a nice purchase pattern for the smaller footprint, smaller per-student cost items. But the bigger ones still continue to be a challenge. And I know the quarter for Voyager was better than we’ve had in recent past, but it’s still a bit of a fight out there for these very, very limited resources. And that’s why our caution.
Andrew Finklestein: Right. Do you guys have a sort of pipeline report or backlog report to see how stuff is progressing in the field to get some visibility?
Dave Cappellucci: Of course.
Ron Klausner: Yes. That is a competency we have as a company. We have a detailed pipeline of all the units and have odds on the likelihood of success depending upon where we are in the sales process. But there’s — again, on the larger deals, there’s a lot of stress as far as money. And so for us to predict moving forward based on a rear-view mirror would be inappropriate.
Andrew Finklestein: Right. But the pipeline for Sopris and CLT, maybe some of the smaller ticket, is that — remain pretty robust?
Ron Klausner: Our pipeline is significantly better than where it was at this point last year.
Andrew Finklestein: Okay. Across the board or in those two segments?
Ron Klausner: In those two segments.
Andrew Finklestein: Okay. That’s helpful. Thank you. And then, I wanted to just follow up on the R&D. I think you said — did you say you spent $5 million? And then just — and where that was headed for the year, if you could go through that, Brad, maybe one more time?
Brad Almond: Correct. We spent — you’ve got to look at it in two different places, actually. You’ve got to look at the R&D that we actually spent, which is roughly $5 million. That would essentially be the amount we cannot capitalize. And then later on I spoke to a number of roughly $6 million that we did capitalize, which is a little bit of general CapEx, but mainly it’s not. Mainly it is development of curriculum. So our total right now is running about $11 million. And I think we’ve previously stated we’re on track to spend roughly in the $20 million range.
Ron Klausner: That is correct.
Andrew Finklestein: Okay.
Brad Almond: Andrew, let me — these numbers are really important, so let me correct those order numbers for you. I was looking at a report that was without freight. So Voyager, this is just for the three months ended June 30. The Voyager order volume is up 7%. Sopris is up 28%. And CLT is up 31%.

Andrew Finklestein: 28%, 31% and 7%.
Brad Almond: And 7%, that’s correct.
Ron Klausner: Total of 15%.
Andrew Finklestein: Okay. And then I guess the share buyback at the end, can you tell us if you’re thinking about that for the rest of the year and uses of free cash flow? And how much more capacity — I haven’t checked restricted payments and other language — how much more room you guys have for share buybacks?
Brad Almond: Certainly. I would paint that as an opportunistic event that occurred. I wouldn’t paint it as a consistent strategy going forward. So the opportunity presented itself. We looked at the price, felt it was pretty compelling. And so we acted. I don’t believe that one payment would actually count against our basket, because the funds used for that were actually at a CLG level. And so I don’t think that would count against that basket. I think that basket would be completely intact for the remainder if we did any more.
Andrew Finklestein: Oh, so that was like the holding company cash?
Brad Almond: [You did.] And we had roughly $5 million in the holding company and we used it for that purpose. So there’s —
Andrew Finklestein: Okay. And thoughts on uses of free cash flow sort of as we get through the year?
Brad Almond: I’m sorry, Andrew. Say that again?
Andrew Finklestein: Just any thoughts you guys have on uses of free cash for this year?
Brad Almond: Right now, the intent all along has been to use free cash flow — one was first to avoid pulling [it out of] our revolver, which we announced today we did. Free cash flow was good. So we have not had to have a reliance upon debt. That was step number one. Now, clearly we’re essentially past that. And now the free cash flow would be free enough for things such as M&A type activities. Again, that’s at our board’s discretion. But our stated purpose all along is to do logical tuck-in acquisitions. That would be the most reasonable use of cash in the near term.
Andrew Finklestein: Okay. Great. Thanks.
Operator: Randy Baron; SM Investors.
Randy Baron: Brad, let me just drill down on the share buyback topic you just raised. I’m not sure what that phrase means — intact for the remainder. So what is the limitations? You said there’s a basket that’s maxed out.
Brad Almond: There is a basket and we haven’t maxed it out. We haven’t tapped it at all. So unfortunately, I don’t have the offer memorandum in front of me. I don’t recall the basket amount. I can find out and get back to you. It’s filed, but I cannot recall how much that basket’s for, so I don’t want to misstate that. But my point was to say that the purchase of those shares in our opinion did not count against that basket.

Randy Baron: Okay. Was it part of a — I know you said it was opportunistic, but was it part of an approved board-level share buyback program? And if so, what’s the maximum amount approved?
Brad Almond: It was not part of a board-authorized share buyback program. It was a one-time opportunistic item. If we had a board-approved share buyback program that had a max, that would be public. So we don’t have that. This was a one-time item that the Board did approve and we acted on that one alone.
Randy Baron: Okay. And then just last question on this — given that you’re going to swing to cash flow positivity in the second quarter, like you did earlier, or in the second half like you did earlier, what’s the prospects for a similar thing should an opportunity arise in the market? And then also, related to that, why share buyback when the debt is $25 million higher from year end last year?
Brad Almond: It’s a great question. So again, that one was one-time, somewhat opportunistic. I would not want to speak on behalf of our board as to whether or not if another one arose would we choose to do so. We’ve held for a while that the current stock value in our opinion is low. We’re trading at an EBITDA multiple that we think is quite low. So, again, that one looked pretty attractive. But, again, it’s not part of a standard program. But I can’t speak for whether or not the Board would approve or disapprove another one if it were to arise.
Randy Baron: And on the top of share repurchase versus debt buyback? And that’s it for me.
Brad Almond: On the question of whether or not — on the share repurchase versus the debt?
Randy Baron: Right. Debt’s up $25 million, at least between the year end and the first quarter. It’s kind of unchanged, first quarter, second quarter.
Brad Almond: Right.
Randy Baron: I’m just curious on a philosophical level, why share repurchase versus debt buyback for you guys?
Brad Almond: I hope we’re not reading too much into this as a standard methodology of what we’re intending to do. Again, this was a one-time item. So now the debt was done significantly ahead of this stock buyback and it emerged after the debt deal was set. So the two decisions were not mutually exclusive. So the debt was structured in a way we thought was conducive to our strategy to do M&A. And then the share buyback presented itself. And we decided — so the two decisions were made somewhat independently from one another.
Randy Baron: Okay. Thanks.
Operator: Eli Lapp; Tricadia.
Eli Lap Actually, I had a question regarding your M&A philosophy. You said that your free cash would be used mostly for M&A transactions. Could you give us sort of a sense of what multiples look like, and especially in relation to where you think — you said your stock is cheap. So could you give us a relative comparison about what multiples look like out there?

Ron Klausner: Go ahead, Dave. Why don’t you lead it?
Dave Cappellucci: Well, I think without sort of commenting on any one thing that we might be looking at, unfortunately, depending on — you have a property, they tend to be all over the map. I think here’s been a couple of large ones done in the last six months. Pearson buying Schoolnet is of some note. Obviously the News Corp/Wireless. And we see those as excessively high. And I think, again, when we’re — when Brad mentioned very focused, strategic tuck-ins, I think it’s safe to assume that the multiples in those kinds of opportunities would be quite a bit lower and much more suitable for virtually insuring some attractive return to the Company. Yes, I think it’s — some of the more recent larger ones that have been out there, I think we would view as a bit out of line.
Eli Lap Should we use your multiple as a gauge? I mean, could you give us a sense of how you would think about your multiple in relation to the multiples you would potentially consider as acquisition candidates?
Dave Cappellucci: I wouldn’t, only because I just don’t think that that’s imminently sort of generalizable. I think when there’s tuck-ins and synergies to be realized, et cetera, the effective multiple could be quite a bit different than our sort of going in. And so I think maybe we’ll just kind of leave it at that. But I don’t know that I would use that, really, as any kind of a yardstick.
Ron Klausner: This is not your exact question, but let me try to build on that a little bit. We look for applications that we like in the core principles we have to solve or mitigate some problems. And we ask ourselves, do we believe we could scale it. Do we like the mousetraps? Do we like the products? Can we scale those things, scale it either because of our selling and marketing acumen, scale it because of service? But there are a number of very, very nice capabilities and solutions out there. We have seen, to Dave’s point, some high, high multiples. But we’ve had a track record of success in this area and we’re working on a number right now and do expect we will close something moving forward in these next several months.
Eli Lap Okay. And then last question — can you tell us exactly how many shares you bought during the quarter? And I think you said $5 million, but is that like a rounded number?
Brad Almond: It’s awfully close to $5 million. I don’t have the exact number. I think Barbara may hand it to me here. It’s about 1.6 million shares. So it’s actually 1,643,507. The share price was $3.00 a share.
Eli Lap Okay. Got it. Thank you.
Operator: Well, it appears that we have no further questions at this time. We will go ahead and conclude our question-and-answer session. I would now like to turn the conference over to Mr. Brad Almond for any closing remarks. Mr. Almond?
Brad Almond: [Sure.] I’d just like to thank everybody for their attendance on the call and for their questions. And we look forward to updating you after we close our third quarter. Thanks again.
Operator: And we thank you, sir, and to management for your time. The conference call is now concluded. We thank you all for attending. At this time you may disconnect your lines. Thank you and have a good afternoon.